Exhibit 23.1


               CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
US Airways Group, Inc.:


We consent to the incorporation by reference in the registration statement nos. 2-98828, 33-26762, 33-39896, 33-44835, 33-60618,
33-60620 and 333-62029 on Form S-8 and the registration statement nos. 33-41821 and 33-50231 on Form S-3 of US Airways Group, Inc. of our report dated February 24, 1999, relating to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows, and changes in stockholders' equity (deficit) for each of the years in the three year period ended December 31, 1998 which appear in the December 31, 1998 Annual Report on Form 10-K of the Company and US Airways, Inc.


                                                       KPMG LLP


Washington, D.C.
March 19, 1999